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                 U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                           SEC FILE NUMBER
                                                           1-4530

                                                           CUSIP NUMBER
                                                           046357 20 8
(CHECK ONE):
[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

         For Period Ended: March 31, 1997
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         [ ] Transition Report on Form 10-K
         [ ] Transition  Report on Form 20-F
         [ ] Transition  Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
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        READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING FORM.  PLEASE
        PRINT OR TYPE.  Nothing in this form shall be  construed to imply that  the  Commission  has  verified  any  information  contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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         Full Name of Registrant
         Former Name if Applicable
                                  ASTREX, INC.

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         Address of Principal Executive Office (STREET AND NUMBER)

                               205 EXPRESS STREET
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                               PLAINVIEW NY 11803
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PART II - RULES 12B-25 (B) AND ( C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

       [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
       [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or option thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and (Amended in Release No. 34-26589, effective April 12, 1989, 54 F.R. 10306.
       [ ]  (c) The  accountant's  statement or other exhibit required by Rule
                12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Due to a member of the Board (also in-house counsel), being ill, and the re-negotiating of a new bank line which should be incorporated into the footnotes of the Form 10-KSB.


                                                 (Attach Extra Sheets if Needed)
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PART IV - OTHER INFORMATION
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         (1)   Name and telephone number of person to contact in regard to this notification,

               Irene Marcic             516               433-1700  ext. 204

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               (Name)               (Area Code)           (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [X]  Yes         [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [ ] Yes          [X] No

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               If so; attach an  explanation  of the  anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                  Astrex, Inc.

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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date :   June 27, 1997     By :   Irene Marcic,  Secretary
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other that an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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